                                                                     EXHIBIT 4.6


Insured Obligations:  $57,042,000 Headlands Home        Policy Number:
Equity Loan Trust 1999-1, Home Equity Loan              AB0304BE
Asset-Backed Notes Series 1999-1, Class A-2
                                                        Premium:  Calculated as set forth in the
                                                        Certificate Guaranty Insurance Policy Endorsement
                                                        attached hereto and made a part hereof

Ambac Assurance Corporation (Ambac) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

Ambac will make such payments to the Trustee from its own funds on the later of
(a) one (1) Business Day following notification to Ambac of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interest shall be made only upon presentation and an instrument of assignment in form and substance satisfactory to Ambac, transferring to Ambac all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. Ambac shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, Ambac shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by Ambac for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, Ambac hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to Ambac, to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, Ambac has caused this Polity to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. Lassiter                                        /s/ Stephen D. Cooke

President                                              Secretary

                                                       /s/ Jeffrey D. Nabi

Effective Date:  September 29, 1999                    Authorized Representative

                   CERTIFICATE GUARANTY INSURANCE ENDORSEMENT



Attached to and forming part of                   Effective Date of Endorsement:
Policy #AB0304BE issued to:                                   September 29, 1999

Bank One, National Association,
as Indenture Trustee for the Holders of
Headlands Home Equity Loan Asset-
Backed Notes, Series 1999-1, Class A-2


                  For all purposes of this Policy, the following terms shall have the following meanings:

                  "Agreement" shall mean the Sale and Servicing Agreement dated as of September 1, 1999 between Headlands Mortgage Securities Inc., as Sponsor, Headlands Mortgage Company, as Servicer, and the Headlands Home Equity Loan Trust 1999-1, as Issuer, as such Agreement may be amended, modified or supplemented from time to time as set forth in the Agreement.

                  "Certificate Insurance Policy" or "Policy" shall mean this Certificate Guaranty Insurance Policy together with each and every endorsement hereto.

                  "Collection Account" shall mean the account created and maintained with the Trustee for the benefit of the Holders and the Insurer pursuant to Section 8.3 of the Indenture.

                  "Deficiency Amount" means, for each Payment Date, the excess, if any, of Required Payments over the Net Available Distribution Amount for such Payment Date.

                  "Due for Payment" shall mean with respect to any Insured Payment or Preference Amount, the date such amount is due and payable pursuant to the terms of the Agreement.

                  "First Payment Date" shall mean October 15, 1999.

                  "Holder" shall mean any person who is the registered owner or beneficial owner of any Class A-2 Notes.

                  "Indenture" shall mean the Indenture between Headlands Home Equity Loan Trust 1999-1, as Issuer and Bank One, National Association as Indenture Trustee, dated September 1, 1999.

                  "Indenture Trustee" shall mean Bank One, National Association or its successor-in-interest, in its capacity as Indenture trustee under the Indenture, or if any successor Indenture trustee or any co-trustee shall be appointed as provided therein, then "Indenture Trustee" shall also mean such successor trustee or such co-trustee, as the case may be, subject to the provisions thereof.

                  "Insurance Agreement" shall mean the Insurance and Indemnity Agreement, dated as of September 29, 1999, among Headlands Mortgage Securities Inc., as Sponsor, Headlands Mortgage Company, as Servicer, Bank One, National Association, as Indenture Trustee, Ambac Assurance Corporation, as Insurer, and the Headlands Home Equity Loan Trust 1999-1, as Issuer, as such Agreement may be amended, modified or supplemented from time to time.

                  "Insured Amounts" shall mean, with respect to any Payment Date, the Deficiency Amount for such Payment Date.

                  "Insured Payments" shall mean, with respect to any Payment Date, the aggregate amount actually paid by the Insurer to the Indenture Trustee in respect of (i) Insured Amounts for such Payment Date and (ii) Preference Amounts for any given Business Day.

                  "Insurer" shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of this Policy.

                  "Late Payment Rate" shall mean for any Payment Date, the greater of (i) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% and (ii) the then applicable highest rate of interest on the Notes. The Late Payment Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed. In no event shall the Late Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

                  "Net Available Distribution Amount" means, with respect to any Payment Date, the sum of (i) the Pool II Total Available Funds on such Payment Date minus (ii) the Indenture Trustee's Fee and the Premium Amount.

                  "Nonpayment" shall mean, with respect to any Payment Date, an Insured Amount is Due for Payment but has not been paid pursuant to the Agreement.

                  "Notes" shall mean any one of the Class A-2 Notes substantially in the form set forth in Exhibit A to the Indenture.

                  "Notice" shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Amount which shall be due and owing on the applicable Payment Date.

                  "Payment Date" shall mean the 15th day of any month (or if such 15th day is not a Business Day the first Business Day immediately following) beginning with the First Payment Date.

                  "Preference Amount" means any payment of principal or interest on a Class A-2 Note which has become Due for Payment and which is made to a Holder by or on behalf of the Indenture Trustee which has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction.

                  "Premium Percentage" shall have the meaning set forth in the Insurance Agreement.

                  "Reimbursement Amount" shall mean, as to any Payment Date, the sum of (x) (i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Payment Date pursuant to Section 8.5(d)(vi) of the Indenture, plus (ii) interest accrued thereon, calculated at the Late Payment Rate from the date the Indenture Trustee received the related Insured Payments, and (y) without duplication (i) any amounts then due and owing to the Insurer under the Insurance Agreement plus (ii) interest on such amounts at the Late Payment Rate.

                  "Required Payments" shall mean (a) for any Payment Date the sum of (i) the Class A-2 Interest Payment Amount and (ii) the Pool I Overcollateralization Deficit and (b) on the Class A-2 Final Scheduled Payment Date, the outstanding Class A-2 Note Principal Balance.

                  "Trust Agreement" shall mean the Trust Agreement between Headlands Mortgage Securities Inc., as Sponsor and Wilmington Trust Company as Owner Trustee, dated as of September 1, 1999.

                  Capitalize terms used herein and not otherwise defined shall have the meaning assigned to them in Annex A to the Indenture or the Trust Agreement.

                  As provided by the Policy, the Insurer will pay any amount payable hereunder, other than Preference Amounts, no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Insured Amount is due or the Business Day following the receipt in New York, New York on a Business Day by the Insurer of a Notice; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Insurer shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended Notice.

The Insurer shall pay any Preference Amount when due to be paid pursuant to the Order referred to below, but in any event on the Payment Date next following receipt on a Business Day by the Insurer of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in such insolvency proceeding to the effect that the Indenture Trustee or the Holder is required to return such Preference Amount paid during the term of this Certificate Insurance Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Indenture Trustee or the Holder (the "Order"), (ii) a certificate by or on behalf of the Indenture Trustee that the Order has been entered and is not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Insurer, duly executed and delivered by the Indenture Trustee, irrevocably assigning to the Insurer all rights and claims of the Indenture Trustee or the Holder relating to or arising under the Agreement against the estate of the Indenture Trustee or otherwise with respect to such Preference Amount and (iv) a Notice of Nonpayment (attached hereto as Exhibit A) approximately completed and executed by the Indenture Trustee. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Indenture Trustee or the Holder, as applicable, directly, unless the Indenture Trustee or the Holder, as applicable, has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Insurer will pay the Indenture Trustee on behalf of the Holder, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii) and (iv) above to the Insurer and (b) evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

                  The Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any previous payment under this Policy, no recovery of such payment will occur unless the full amount of the Holders' allocable distributions for such Payment Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Agreement.

                  The terms and provisions of the Agreement constitute the instrument of assignment referred to in the second paragraph of the face of this Policy.

                  A premium will be payable on this Policy on each Payment Date as provided in Section 8.6(d)(ii) of the Indenture, beginning with the first Payment Date, in an amount equal to the Premium.

                  Claims arising under the Policy would be excluded from coverage by the California Insurance Guaranty Association established pursuant to the laws of California.

                  THE INSURANCE PROVIDED BY THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

                  The Policy to which this Endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer.

                  Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

                  This Policy expires and terminates without any action on the part of the Insurer or any other person on the date that is one year and one day following the date on which the Class A-2 Notes have been paid in full.

                  This Policy is issued under and pursuant to, and shall be construed under, the laws of the State of New York.

                  IN WITNESS WHEREOF, the Insurer has caused this Endorsement to the Policy to be signed by its duly authorized officers.


/s/ Jeffrey D. Nabi                                  /s/ Craig J. Beazer
Vice President                                       Assistant Secretary

                                    EXHIBIT A
                  TO THE CERTIFICATE GUARANTY INSURANCE POLICY
                               Policy No. AB0304BE


                         NOTICE OF NONPAYMENT AND DEMAND
                         FOR PAYMENT OF INSURED AMOUNTS


                                                    Date:  [          ]



Ambac Assurance Corporation
One State Street Plaza
New York, NY  10004
Attention: General Counsel


                  Reference is made to Certificate Guaranty Insurance Policy No. AB0303BE (the "Policy") issued by Ambac Assurance Corporation ("Ambac"). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Indenture, as the case may be, unless the context otherwise requires.

                  The Trustee hereby certifies as follows:

                  1. The Indenture Trustee is the Indenture Trustee under the
                     Indenture for the Holders.

                  2. The relevant Payment Date is [date].

                  3. Payment on the Notes in respect of the Payment Date is due to be received on ______________________________ under the
                     Indenture in an amount equal to $________________.

                  4. There is an Insured Amount of $____________________ in
                     respect of the Notes, which amount is an Insured Amount and Due for Payment pursuant to the terms of the Indenture.

                  5. The Indenture Trustee has not heretofore made a demand for the Insured Amount in respect of the Payment Date.

                  6. The Indenture Trustee hereby requests the payment of the
                     Insured Amount that is Due For Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the

                     Policy to: _________________________________ Indenture
                     Trustee's account number.

                  7. The Indenture Trustee hereby agrees that, following receipt of the Insured Amount from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Notes when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Collection Account and not commingle such funds with other funds held by Indenture Trustee and (d) maintain an accurate record of such payments with respect to each certificate and the corresponding claim on the Policy and proceeds thereof.



                                                 By:____________________________
                                                              Trustee


                                                 Title:_________________________
                                                              (Officer)

                                                              September 29, 1999


To the Addressees Listed
  on Schedule I hereto

         Re:      Headlands Home Equity Loan Trust 1999-1
                  Variable Rate Asset-Backed Notes Series 1999-1

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of the certain asset-backed notes denominated Headlands Home Equity Loan Trust 1999-1, Variable Rate Asset-Backed Notes Series 1999 -1, (the "Notes") pursuant to an Indenture dated as of September 1, 1999 (the "Indenture) between Headlands Home Equity Loan Trust 1999-1 (the "Trust") and Bank One, National Association, as Indenture Trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents and relied upon such information as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) a Prospectus dated June 14, 1999 and a Prospectus Supplement dated September 22, 1999 (together the "Prospectus") with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) certain representations made to us by the Underwriter and the Sponsor regarding the economic substance of the transaction.

                  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that (a) for federal income tax purposes the Notes will be treated as indebtedness because
(i) the characteristics of the transaction strongly indicate that in economic substance, the Notes are indebtedness, and (ii) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes and (b) the trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  Capitalized terms used in this opinion letter and not defined herein shall have their respective meanings as set forth in the Indenture.

                  We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date, at the request of the Sponsor, for the sole benefit of each addressees hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                                 Very truly yours,


                                                 /s/ Dewey Ballantine LLP

                                   Schedule I

Headlands Mortgage Company
700 Larkspur Landing Circle
Larkspur, California  94939

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut  60830

Ambac Assurance Corporation
One State Street Plaza
New York, NY  10004